Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
July 25, 2016	CONTACT BEN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES INCREASED EARNINGS FOR SIX AND THREE MONTHS

ENDED JUNE 30, 2016

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), reported earnings increase of 14.9% for the six months ended June 30, 2016, compared to the same period for 2015. For the three months ended June 30, 2016, the Bancorp’s earnings increased by 13.5%, compared to the same period for 2015. At June 30, 2016, the Bancorp’s assets totaled $909.4 million, an increase of 5.1% for the current six-month period.

Net income totaled $4.5 million for the six months ended June 30, 2016, compared to $3.9 million for the six months ended June 30, 2015. The net income of $4.5 million for the six months ended June 30, 2016, represent $1.57 earnings per basic and diluted share. For the first six months of 2016, the return on average assets (ROA) was 1.03% and the return on average equity (ROE) was 10.64%.

Net income totaled $2.2 million for the three months ended June 30, 2016, compared to $2.0 million for the three months ended June 30, 2015. The net income of $2.2 million for the three months ended June 30, 2016, represent $0.78 earnings per basic and diluted share. For the second quarter of 2016, the return on average assets (ROA) was 1.02% and the return on average equity (ROE) was 10.49%.

“Management continues to carry out the Bank’s strategic plan, and the three- and six-month operating results reflect that. Improved net interest income comes from strong loan growth, along with continued success in growing our deposit relationships. The Bank has also seen some significant advantages in scale through organic growth and fully integrating two acquisitions, leading to improved expense and efficiency ratios,” said Benjamin Bochnowski, CEO.

Benjamin Bochnowski also noted, “The Bank’s growth and performance is fueled by the continued improvement in Northwest Indiana’s economy and by the hard work of our dedicated team of employees. As personal and business banking needs have changed, we have been able to create and grow partnerships with our customers so that they can achieve their financial goals. These results show that we have the capital, management and performance to remain independent and continue to be the local financial partner of choice in the Region.”

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $14.9 million for the six months ended June 30, 2016, compared to $13.0 million for the six months ended June 30, 2015, an increase of $1.9 million or 14.5%. The Bancorp’s net interest margin on a tax adjusted basis was 3.88% for the six months ended June 30, 2016, compared to 3.78% for the six months ended June 30, 2015. For the three months ended June 30, 2016, net interest income totaled $7.4 million, compared to $6.6 million for the three months ended June 30, 2015 for an increase of $750 thousand or 11.3%. The Bancorp’s net interest margin on a tax adjusted basis was 3.82% for the three months ended June 30, 2016, compared to 3.80% for the three months ended June 30, 2015. The Bancorp’s net interest income was positively impacted by strong balance sheet growth over the prior twelve months, as interest earning assets increased by $95.3 million or 12.6% since June 30, 2015. This increase was attributable to both organic growth and acquisition activity.

Noninterest Income

Noninterest income from banking activities totaled $3.5 million for the six months ended June 30, 2016, compared to $3.7 million for the six months ended June 30, 2015, a decrease of $174 thousand or 4.7%. For the three months ended June 30, 2016, noninterest income from banking activities totaled $1.8 million, compared to $1.7 million for the three months ended June 30, 2015, an increase of $38 thousand or 2.2%. During 2016, the Bancorp has seen its noninterest income from wealth management operations and banking services increase, while gains from the sale of loans and securities have decreased. The decrease in gains from loan sales, is due to greater mortgage loan refinance activity in 2015, as compared to 2016. In addition, gains on sales of securities were lower for 2016, as a result of fewer available investment cash flow strategies due to current market conditions.

Noninterest Expense

Noninterest expense totaled $12.0 million for the six months ended June 30, 2016, compared to $11.3 million for the six months ended June 30, 2015, an increase of $745 thousand or 6.6%. For the three months ended June 30, 2016, noninterest expense totaled $5.9 million, compared to $5.7 million for the three months ended June 30, 2015, an increase of $272 thousand or 4.8%. The 2016 increase in noninterest expense is primarily related to the acquisition of another banking institution during the second half of 2015 and the establishment of a captive insurance subsidiary during 2016.

Lending

The Bancorp’s loan portfolio totaled $586.1 million at June 30, 2016, compared to $571.9 million at December 31, 2015, an increase of $14.2 million or 2.5%. During the first six months of 2016, the Bancorp originated $150.6 million in new loans, an increase of $4.8 million, compared to same period in 2015. During the six months ended June 30, 2016, commercial, construction and government related loans increased by $17.1 million in the aggregate. During the six months ended June 30, 2016, $19.9 million of newly originated fixed rate mortgage loans were sold into the secondary market resulting in gains of $541 thousand. The loan portfolio represents 68.7% of earning assets and is comprised of 63.9% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $243.2 million at June 30, 2016, compared to $233.4 million at December 31, 2015, an increase of $9.9 million or 2.4%. The securities portfolio represents 28.5% of earning assets and provides a consistent source of earnings to the Bancorp. Cash & cash equivalents totaled $31.1 million at June 30, 2016, compared to $11.5 million at December 31, 2015, an increase of $19.8 million. The increase in cash and cash equivalents mostly results from the collection of short-term municipal deposits.

Funding

At June 30, 2016, core deposits totaled $556.5 million, compared to $520.4 million at December 31, 2015, an increase of $36.1 million or 6.9%. Core deposits include checking, savings, and money market accounts and represented 74.3% of the Bancorp’s total deposits at June 30, 2016. During the first six months of 2016, balances for savings, money market and checking accounts all increased. The increase in core deposits is a result of management’s sales efforts along with customer preferences for short-term liquid investments in the current low interest rate environment. At June 30, 2016, balances for certificates of deposit totaled $192.4 million, compared to $194.5 million at December 31, 2015. In addition, at June 30, 2016, borrowings and repurchase agreements totaled $56.6 million, compared to $58.0 million at December 31, 2015, a decrease of $1.4 million of 2.4%.

Asset Quality

At June 30, 2016, non-performing loans totaled $5.4 million, compared to $5.6 million at December 31, 2015, a decrease of $200 thousand or 3.6%. The Bancorp’s ratio of non-performing loans to total loans was 0.92% at June 30, 2016, compared to 0.98% at December 31, 2015. In addition, the Bancorp’s ratio of non-performing assets to total assets was 0.85% at June 30, 2016, compared to 1.05% at December 31, 2015. The decrease in non-performing loans for 2016 is partially the result of the payoff of one non-accruing commercial real estate loan in the amount of $522 thousand, as well as the result of borrowers generally making more timely payments during the year.

For the six months ended June 30, 2016, loan loss provisions totaled $584 thousand, while $485 thousand in provisions were recorded for the six months ended June 30, 2015. For the three months ended June 30, 2016, loan loss provisions totaled $288 thousand, while $198 thousand in provisions were recorded for the three months ended June 30, 2015. The 2016 loan loss provisions were primarily related to increased loan originations and overall loan portfolio growth. Loan charge-offs, net of recoveries, totaled $200 thousand for the six months ended June 30, 2016, compared to charge-offs, net of recoveries of $147 thousand for the six months ended June 30, 2015. At June 30, 2016, the allowance for loan losses totaled $7.3 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.25% at June 30, 2016, compared to 1.22% at December 31, 2015. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 136.43% at June 30, 2016, compared to 124.66% at December 31, 2015.

Capital Adequacy

At June 30, 2016, shareholders’ equity stood at $86.5 million or 9.5% of total assets. The Bancorp’s regulatory capital ratios at June 30, 2016 were 13.6% for total capital to risk-weighted assets, 12.4% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 9.0% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $30.23 per share at June 30, 2016.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent bank holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 16 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, the Bancorp’s ability to successfully integrate the operations of recently acquired institutions, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report

Key Ratios	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2016	2015	2016	2015
Return on equity	10.49%	10.77%	10.64%	9.95%
Return on assets	1.02%	1.00%	1.03%	0.99%
Basic earnings per share	$0.78	$0.69	$1.57	$1.37
Diluted earnings per share	$0.78	$0.69	$1.57	$1.37
Yield on loans	4.43%	4.47%	4.51%	4.42%
Yield on security investments	2.54%	2.64%	2.56%	2.66%
Total yield on earning assets	3.87%	3.80%	3.92%	3.78%
Cost of deposits	0.24%	0.21%	0.24%	0.21%
Cost of borrowings	1.01%	1.02%	1.00%	1.02%
Total cost of funds	0.30%	0.27%	0.30%	0.27%
Net interest margin - tax equivalent	3.82%	3.80%	3.88%	3.78%
Noninterest income / average assets	0.80%	0.87%	0.81%	0.94%
Noninterest expense / average assets	2.71%	2.86%	2.76%	2.88%
Net noninterest margin / average assets	-1.91%	-1.99%	-1.95%	-1.94%
Efficiency ratio	65.09%	67.97%	65.46%	67.72%
Effective tax rate	22.69%	20.13%	22.28%	20.38%
Dividend declared per common share	$0.28	$0.27	$0.55	$0.52

	June 30,
	2016	December 31,
	(Unaudited)	2015
Net worth / total assets	9.51%	9.35%
Book value per share	$30.23	$28.37
Non-performing assets to total assets	0.85%	1.05%
Non-performing loans to total loans	0.92%	0.98%
Allowance for loan losses to non-performing loans	136.43%	124.66%
Allowance for loan losses to loans outstanding	1.25%	1.22%
Foreclosed real estate to total assets	0.12%	0.18%

Consolidated Statements of Income	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2016	2015	2016	2015
Interest income:
Loans	$6,427	$5,569	$12,991	$10,908
Securities & short-term investments	1,525	1,516	3,076	3,039
Total interest income	7,952	7,085	16,067	13,947
Interest expense:
Deposits	441	345	870	679
Borrowings	151	130	302	261
Total interest expense	592	475	1,172	940
Net interest income	7,360	6,610	14,895	13,007
Provision for loan losses	288	198	584	485
Net interest income after provision for loan losses	7,072	6,412	14,311	12,522
Noninterest income:
Fees and service charges	716	711	1,379	1,343
Wealth management operations	434	387	857	816
Gain on sale of loans held-for-sale, net	291	354	541	734
Gain on sale of securities, net	165	137	418	530
Increase in cash value of bank owned life insurance	121	106	237	210
Gain on sale of foreclosed real estate, net	42	23	74	24
Other	1	14	2	25
Total noninterest income	1,770	1,732	3,508	3,682
Noninterest expense:
Compensation and benefits	3,071	3,198	6,633	6,371
Occupancy and equipment	964	885	1,868	1,786
Data processing	338	313	663	628
Federal deposit insurance premiums	131	109	268	243
Marketing	130	145	244	258
Other	1,308	1,020	2,371	2,016
Total noninterest expense	5,942	5,670	12,047	11,302
Income before income taxes	2,900	2,474	5,772	4,902
Income tax expenses	658	498	1,286	999
Net income	$2,242	$1,976	$4,486	$3,903

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	June 30,
	2016	December 31,	Change	Mix
	(Unaudited)	2015	%	%
Total assets	$909,390	$864,893	5.1%	n/a
Cash & cash equivalents	31,325	11,533	171.6%	n/a
Securities - available for sale	243,233	233,350	4.2%	n/a

Loans receivable:
Construction and land development	$45,376	$41,524	9.3%	7.7%
1-4 first liens	176,847	179,527	-1.5%	30.2%
Multifamily	45,174	45,524	-0.8%	7.7%
Commercial real estate	183,828	172,741	6.4%	31.4%
Commercial business	71,952	68,757	4.6%	12.3%
1-4 Junior Liens	1,016	1,065	-4.6%	0.2%
HELOC	30,332	29,880	1.5%	5.2%
Lot loans	2,684	3,283	-18.2%	0.5%
Consumer	528	535	-1.3%	0.1%
Government and other	28,388	29,062	-2.3%	4.8%
Total loans	$586,127	$571,898	2.5%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$99,273	$100,031	-0.8%	13.3%
Interest bearing checking	159,000	147,585	7.7%	21.2%
Savings	123,497	118,453	4.3%	16.5%
MMDA	174,750	154,316	13.2%	23.3%
Total core deposits	556,520	520,385	6.9%	74.3%
Certificates of deposit	192,393	194,490	-1.1%	25.7%
Total deposits	$748,913	$714,875	4.8%	100.0%

Borrowings	$56,586	$58,001	-2.4%
Stockholder's equity	86,461	80,909	6.9%

Asset Quality	June 30,
(Dollars in thousands)	2016	December 31,	Change
	(Unaudited)	2015	%
Nonaccruing loans	$4,911	$5,201	-5.6%
Accruing loans delinquent more than 90 days	466	377	23.6%
Securities in non-accrual	1,229	1,912	-35.7%
Foreclosed real estate	1,116	1,590	-29.8%
Total nonperforming assets	$7,722	$9,080	-15.0%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$416	$356	16.9%
ALL general allowances for loan portfolio	6,921	6,597	4.9%
Total ALL	$7,337	$6,953	5.5%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$-	$522	-100.0%
Nonaccruing troubled debt restructurings, compliant (2)	-	-	0.0%
Accruing troubled debt restructurings	2,106	4,493	-53.1%
Total troubled debt restructurings	$2,106	$5,015	-58.0%

(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement

(2) included in nonaccruing loan balances presented above

Capital Adequacy (Bancorp and Bank)	At June 30,
	2016
	Actual Ratio	Required
	(Unaudited)	To Be Well Capitalized

Common equity tier 1 capital to risk-weighted assets	12.4%	6.5%
Tier 1 capital to risk-weighted assets	12.4%	8.0%
Total capital to risk-weighted assets	13.6%	10.0%
Tier 1 capital to adjusted average assets	9.0%	5.0%